UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

GameStop Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-2733559
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Westport Parkway Grapevine, TX	76051
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None

EXPLANATORY NOTE
This Form 8-A/A is filed by GameStop Corp. (the “Company”) to reflect the expiration of the Preferred Stock Purchase Rights (the “Rights”) registered on a Form 8-A filed by the Company with the Securities and Exchange Commission on October 3, 2005.

Item 1. Description of Registrant’s Securities to Be Registered.
On October 3, 2005, the Company filed a Form 8-A with the Securities and Exchange Commission to register under Section 12(b) of the Securities Exchange Act of 1934, among other things, Preferred Stock Purchase Rights, representing the right to purchase fractional shares of Series A Junior Participating Preferred Stock of the Company pursuant to that certain Rights Agreement (the “Rights Agreement”), dated as of June 27, 2005, between the Company and The Bank of New York.
On October 28, 2014, the Rights Agreement expired according to its terms. As a result, all of the rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement have expired.

Item 2. Exhibits

* Exhibit 3.1
Third Amended and Restated Certificate of Incorporation, which includes the Rights, Preferences and Privileges of the Series A Junior Participating Preferred Stock (Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on September 11, 2013).

* Exhibit 4.1
Rights Agreement dated as of June 27, 2005, between the Company and The Bank of New York, which includes as an exhibit the Summary of Rights to Purchase Preferred Stock (Exhibit 4.2 to the Company's Amendment No. 1 to Registration Statement on Form S-4 filed on July 8, 2005 (Registration No. 333-125161)).

____________________

* Incorporated by reference.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 28, 2014	GameStop Corp.
	By:	/s/ Robert A. Lloyd
Name: Robert A. Lloyd Title: Executive Vice President and Chief Financial Officer